Exhibit 99

GORMAN-RUPP REPORTS FIRST QUARTER 2009 RESULTS
Mansfield, Ohio — April 23, 2009 — The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales during the first quarter ended March 31, 2009 decreased 12.1% to $71,598,000 from $81,434,000 during the same period in 2008. Net income during the quarter was $4,506,000, a decrease of 37.0% compared to $7,152,000 in 2008. Earnings per share were $0.27 and $0.43, respectively.
The decline in sales resulted from the continuing impact of the global economic downturn and affected most of the markets the Company serves. The decline in earnings principally reflects decreased operating leverage on the lower volume of operations and increased pension expense.
The Company’s backlog of orders was $91.8 million at March 31, 2009 compared to $116.6 million a year ago and $107.8 million at December 31, 2008. These decreases from March 31, 2008 were due to the worldwide recession which the Company began experiencing during the fourth quarter of 2008. The economic uncertainty facing most companies and municipalities has caused some orders to be delayed, deferred or cancelled.
In response to the current economic reality, the Company expanded several initiatives during the quarter to help adjust cost structures to current operating levels. Production plans have been realigned to match current demand. The Company stopped adding new personnel at all locations and some locations reduced personnel. Also, temporary personnel and overtime were eliminated and compensation reductions have been put in place for salary and hourly workers at locations where appropriate.
Capital expenditures totaling $30.1 million for the previously announced consolidation and expansion of the Mansfield, Ohio facilities have been incurred as of March 31, 2009, of which $6.2 million was incurred in 2009. During the quarter the Company borrowed $5.7 million under an unsecured loan agreement to partially finance this construction project which is expected to be completed by the end of 2009.
The Company is pleased to have been recognized again as one of the “Top 100 public companies that have displayed the highest corporate integrity” by Audit Integrity, Inc.
Jeffrey S. Gorman, President and CEO said, “While our financial performance was impacted by the decline in spending in the capital goods sector, we have implemented measures to allow us to remain financially sound during this period of unusual economic uncertainty. We remain optimistic that the infusion of Federal stimulus dollars targeted toward water, wastewater and other infrastructure projects will be positive for some of the markets we serve. We are continuing to provide high quality products with timely deliveries and we remain confident over the longer term.”
Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477.
For information contact Robert E. Kirkendall, Senior Vice President & Chief Financial Officer, Telephone (419) 755-1294, or Wayne L. Knabel, Vice President Finance, Telephone (419) 755-1397.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Thousands of dollars, except per share data)

	Three Months Ended March 31,
	2009	2008
Net sales	$71,598	$81,434
Cost of products sold	56,253	61,590

Gross profit	15,345	19,844

Selling, general and administrative expenses	8,988	9,499

Operating income	6,357	10,345

Other income (expense) — net	511	543

Income before income taxes	6,868	10,888
Income taxes	2,362	3,736

Net income	$4,506	$7,152

Basic and diluted earnings per share	$0.27	$0.43
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Thousands of dollars)

	Unaudited
	March 31,	December 31,
	2009	2008
Assets

Cash and short-term investments	$30,476	$23,793
Accounts receivable — net	43,859	48,200
Inventories	52,423	56,881
Deferred income taxes and other current assets	2,573	5,392

Total current assets	129,331	134,266

Property, plant and equipment — net	87,698	80,406
Deferred income taxes and other assets	16,791	16,866

Total assets	$233,820	$231,538

Liabilities and shareholders’ equity

Accounts payable	$10,147	$15,878
Short-term debt	5,671	—
Accrued liabilities and expenses	19,687	19,691

Total current liabilities	35,505	35,569

Deferred and other long-term income taxes	1,320	1,322
Retirement benefits	10,876	11,421
Postretirement benefits	24,292	24,020

The Gorman-Rupp Company shareholders’ equity	161,214	158,588
Noncontrolling interest	613	618

Total shareholders’ equity	161,827	159,206

Total liabilities and shareholders’ equity	$233,820	$231,538

Shares outstanding	16,707,535	16,707,535